Air Industries Group Announces 2nd Closing of Bridge Loan and Delay in Filing of Form 10-Q

HAUPPAUGE, N.Y., May 23, 2017 (GLOBE NEWSWIRE) -- Air Industries Group (NYSE MKT:AIRI) (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced the second closing of an offering of Bridge Loans.

The Company closed on the sale of approximately $1,069,000 of Convertible Notes on Friday, May 19th, which yielded gross proceeds to the Company of approximately $1,038,000.  Coupled with the $3,089,000 of Bridge Notes sold on May 12th, the Company sold Bridge Notes in the aggregate principal amount of $4,158,624, from which it derived gross proceeds (net of cancellation of indebtedness totaling $1,503,288 advanced on May 2nd and May 10th by Michael and Robert Taglich) of $2,534,196.  The placement of the Bridge Loans was arranged by Taglich Brothers and Roth Capital Partners.  The net proceeds will be used for working capital, primarily to accelerate payments to the Air Industries’ suppliers.

The Company separately announced today that there will be a delay in the filing of its Form 10-Q for the three months ended March 31, 2017.  The Company anticipates filing its Form 10-Q no later than Friday, May 26, 2017.

Separately, Air Industries announced that revenues for the three months ended March 31, 2017, inclusive of revenues of approximately $416,000 -- generated by AMK before its sale in January, were in excess of $16 million, approximately one million more than in the first quarter of 2016. The Company expects to report a smaller loss than that reported in the first quarter of 2016, together with positive EBITDA for the period.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.